Exhibit 99.1
SINGER CHILDREN’S MANAGEMENT TRUST
c/o 212 Vaccaro Drive Cresskill, NJ 07626
December 11, 2009
VIA FEDERAL EXPRESS AND EMAIL
Evolving Systems, Inc.
9777 Pyramid Court, Suite 100
Englewood, CO 80112

Attention:	Mr. Thad Dupper, President and Chief Executive Officer
Gentlemen/Ladies:
     As Trustee of the Singer Children’s Management Trust (the “Trust”), the undersigned is writing about the Trust’s investment in Evolving Systems, Inc. (the “Company”). Specifically, the Trust is providing formal notice of the following matters:
     Based upon discussions with Mr. Philip Neches, Chairman of the Company’s Nominating and Governance Committee (the “Committee”), the Trust understands that the Committee has interviewed Mr. John Spirtos as a candidate to fill the vacancy on the Board of Directors resulting from Mr. Hallenbeck’s recent resignation and has recommended Mr. Spirtos for appointment. We further understand that the Board of Directors appointed Mr. Spirtos to the Board of Directors on December 10, 2009, with a term of office that will expire at the Annual Stockholders’ Meeting in 2012. We have reviewed Mr. Spirtos’ qualifications and support his appointment.
     As a general matter, as a significant Company stockholder the Trust favors good governance practices. The Trust retains the option to engage in ongoing communications with the Company regarding stockholder protections and reforms.
     Furthermore, we understand that on December 10, 2009, the Board of Directors adopted appropriate resolutions amending the Company’s Rights Agreement, dated as of March 4, 2009, so that the threshold at which a person becomes an “Acquiring Person” under the Rights Agreement is increased from 22.5% to 25%. In consideration of that amendment, the Trust agrees that it will vote its shares in favor of the re-election of Messrs. Philip Neches and Richard Ramlall (whose terms expire in 2010) to the Board of Directors of the Company, if such persons choose to run for

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re-election at the Company’s 2010 annual meeting of stockholders, and it will not seek or otherwise support additional stockholder protections or reforms at the 2010 annual stockholders meeting.

Very truly yours, SINGER CHILDREN’S MANAGEMENT TRUST
By:	/s/ Karen Singer
Karen Singer, Trustee